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                                                                     EXHIBIT 5.1


                   [KELLY LYTTON MINTZ & VANN LLP LETTERHEAD]



                                August 26, 1999


Team Entertainment Group
12300 Wilshire Blvd.
Suite 400
Los Angeles, CA 90025

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form SB-2, as amended (the "Registration Statement") of Team Communications Group, Inc., a California corporation (the "Company"), covering an aggregate of 3,548,692 shares of the Company's common stock, no par value per share (the "Shares").

         We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinions, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

         Based upon the foregoing, it is our opinion that, subject to effectiveness of the Registration Statement with the Securities and Exchange Commission ("SEC") and to registration or qualification under the securities laws of the state in which the Shares may be sold, upon the sale and issuance of the Shares in the manner referred to in the Registration Statement, and upon payment therefore (where applicable), the Shares will be legally issued, fully paid and nonassessable, and will be binding obligations of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Should you have any questions or comments concerning the foregoing, please do not hesitate to contact Bruce P. Vann, Esq. of this office

         We are members of the Bar of the State of California and do not hold ourselves out as being conversant with, and do not express an opinion on, the laws of any jurisdiction other than those of the United States of America and State of California. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.



                                                     Very truly yours,

                                             /s/ KELLY LYTTON MINTZ & VANN LLP